Exhibit 10.1

Todd Johnson

VIA ELECTRONIC MAIL

Dear Todd:

The following will confirm the terms of your continuing employment with Accelrys:

Position/Location: You will assume the position of Accelrys’ Executive Vice President of Sales, Marketing and Services.

Compensation: Your compensation in the above position will include an annual base salary of $300,000.00, less applicable withholdings, paid during the Company’s regular payroll periods. In addition, you will be eligible to participate in our Management Incentive Plan (the “Plan”) designed to allow you to earn initially up to an additional 100% at plan of your annual base salary in incentive compensation upon achievement of a combination of corporate performance objectives and individual achievement targets as determined by the Board.

Employment: You will continue to be eligible to participate in our comprehensive employee benefits package, including health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. You also remain eligible for any other benefits provided to our senior executives including long term care and enhanced life and long term disability insurance benefits.

Equity Award: The Human Resources Committee of the Board of Directors (“Committee”) awarded you a non-qualified option to purchase 125,000 shares of common stock on April 9, 2010. In addition, on April 19, 2010, the Committee’s awarded you an additional option to purchase 25,000 shares of common stock. Each stock option was priced at the closing price of the Company’s stock on the date of the grant and each option commenced vesting on the grant date. Each option shall vest as follows:  1/4 of the stock underlying the option shall vest on the one year anniversary of each grant date and 1/48th of the stock underlying the option shall vest monthly thereafter so that each option shall be fully vested four years from the date of the grant of that option. The Committee also awarded you 60,000 restricted stock units on April 9, 2010. In addition, on April 19, 2010, the Committee awarded you an additional 40,000 restricted stock units. 1/3 of the stock underlying the units will vest upon the first anniversary of each grant date; another 1/3 will vest on the second anniversary of each grant date and the final 1/3 will vest on the third anniversary of each grant date. All equity awards contemplated by this paragraph are issued pursuant to the Company’s 2004 Stock Incentive Plan.

Employment Agreement: Concurrently herewith the Company is providing you with an employment agreement setting forth the terms of your employment.

I look forward to your continuing involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys, Inc.

By:	/s/ Max Carnecchia
Max Carnecchia
President and Chief Executive Officer
Accelrys, Inc.